TERRITORY OF THE BRITISH VIRGIN ISLANDS
   THE INTERNATIONAL BUSINESS COMAPANIES ACT (NO. 8 OF 1984)
                  MEMERANDUM OF ASSOCIATION OF
                    GAIN MASTER LIMITED NAME

The name of the Company is:  Gain Master Limited

REGISTERED OFFICE

The Registered Office of the Company will by Jipfa Building, 3rd
Floor, Road Town, Tortole, British Virgin Islands.

The Registered Agent of the Company will be Portcullis Trust
(BVI) Ltd. of Jipfa Building, 3rd Floor, Road Town, Tortola,
British Virgin Islands.

GENERAL OBJECTS AND POWERS

(1) The object of the Company is to engage in any act or activity that is not prohibited under any law for the time being in force in the British Virgin Islands.

The Company may not

carry on business with persons resident in the British Virgin
Islands;
own an interest in real property situate in the British Virgin
Islands;
carry on banking or trust business, unless it is licensed to do so under the Banks and Trust Companies Act, 1990;
carry on business as an insurance or reinsurance company, insurance agent or insurance broker unless it is licensed under the Company Management Act, 1990; or carry on the business of company management, unless it is licensed under the enactment authorizing it to carry on business; carry on the business of providing the registered office or the registered agent for companies incorporated in the British Virgin Islands.

For purposes of paragraph (a) of subclause (2), the Company shall not be treated as carrying on business with persons resident in the British Virgin Islands if;

it makes or maintains deposits with a person carrying on the banking business within the British Virgin Islands.
it makes or maintains professional contact with solicitiers, barristers, accountants, bookkeepers, trust companies, administration companies, investment advisors or other similar persons carrying on business within the British Virgin Islands; it prepares or maintains books and records with the British Virgin Islands;
it holds, within the British Virgin Islands, meetings of its directors and members;
it holds a lease of property for use as an office from which to communicate with members or where books and records of the Company are prepared or maintained;
it holds shares, debt obligations or other securities in a company incorporated under the International Business Companies Act or under the Companies Act ; or shares, debt obligations or other securities in the Company are owned by any person resident in the British Virgin Islands or by a company incorporated under the International Business Companies Act or under the Companies Act.
The Company shall have all such powers as are permitted by law for the time being in force in the British Virgin Islands, irrespective of corporate benefit, to perform all acts and engage in all activities necessary or conductive to the conduct, promotion or attainment of the object of the Company.

CURRENCY

Shares in the Company shall be issued in the currency of the United States of America.

AUTHORIZED CAPITAL

6.   The authorized capital of the Company is US$50,000.


               CLASSES, NUMBER AND PAR VALUE OF SHARES

The authorized capital is made up of one class and one series of shares dividend into 50,000 shares of US$1.00 par value.

DESIGNATIONS, POWERS, PREFERENCES, ETC. OF SHARES

All shares shall: have one vote each;
be subject to redemption, purchase or acquisition by the Company for fair value; and have the same rights with regard to dividends and distributions upon liquidation of the Company.

VARIATION OF CLASS RIGHTS

If at any time the authorized capital is dividend into different classes or series or shares, the rights attached to any class of series (unless otherwise provided by the terms and issue of the shares of that class or series) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of not less than three-fourths of the issued shares of that class or series and of the holders of the not less than three-fourths of the issued shares of any other class or series of shares which may be affected by such variation.

RIGHTS NOT VARIED BY THE ISSUE OF SHARES PARI PASSU

The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

REGISTERED SHARES AND BEARER SHARES

Shares in the Company may be issued as registered shares or so shares issued to bearer. Registered shares may be exchanged for shares issued to bearer and bearer shares exchanged for registered shares.

TRANSFER OF SHARES

Subject to the provisions relating to the transfer of shares set forth in the Articles of Association annexed hereto (the
"Articles of Association") shares in the Company may be transferred subject tot he prior or subsequent approval of the Company as evidences by a resolution of directors or by a resolution of members.

AMENDMENT OF MEMORANDUM AND ARTICLES OF ASSOCIATION

The Company may amend its Memorandum of Association and Articles of Association by a resolution of members or by a resolution of directors.

DEFINITIONS

The meanings of words in this Memorandum of Association are as defined in the Articles of Association.

We, PORTCULLIS TRUST (BVI)LTD. of Jipfa Building Road Town, Tortola, British Virgin Islands for the purpose of incorporating an International Business Company under the laws of the British Virgin Islands hereby subscribe our name in this Memorandum of Association the 23rd day of March, 1999.

Witness                     Subscriber


/s/                         /s/
JIPFA Building                   Authorized Signatory
Road Town, Tortola               Portcullis Trust (BVI) Ltd.